Exhibit  99.1

Enterprise Informatics Announces Results of Annual Shareholder Meeting

SAN DIEGO, CA, April 27, 2007 - Enterprise Informatics Inc., formerly Spescom Software Inc. (OTC BB: SPCO.OB), announced today that the Company’s shareholders have approved the following four proposals:

1)              Reelection of each of the Company’s six directors — Alan Kiraly, Michael Silverman, Ross Hamilton, Hilton Isaacman, Jim Myers and Larry Unruh.

2)              Approval of an amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of the Company’s common stock from 100 million to 200 million.

3)              Adoption of the 2007 Stock Incentive Plan.

4)              Approval of an amendment to the Company’s Articles of Incorporation to change the Company’s legal name from Spescom Software Inc. to Enterprise Informatics Inc.

The Company expects to submit a request to the NASDAQ Stock Market in the near future to change its trading symbol on the OTC Bulletin Board from “SPCO.”  The Company will announce the new symbol once it is received.

Informatics is the science concerned with gathering, manipulating, storing, retrieving and classifying recorded information, and enterprise organizations are who the Company serves — thus the Company’s new name, Enterprise Informatics.

Along with the name change, the Company has established a new identity, refined its market position and clarified its market focus. The new identity and positioning for the Company can be viewed at www.enterpriseinformatics.com.

“Building on our market success and momentum in 2006, we enter 2007 with a commitment to improve our awareness and position in the market. To that end, we have made several key changes to our identity, branding and market positioning,” said Alan Kiraly, CEO of Enterprise Informatics. “We feel the new brand identity is better aligned with our mission and vision.”

Furthermore, the Company has aligned its positioning with recent research published by Gartner that defines the business case and processes associated with Enterprise Information Management (EIM). The Company’s core product line, eB, provides the necessary features, scalability and flexibility to model enterprise-wide information assets and associated business processes to realize the value of EIM.

About Enterprise Informatics
Enterprise Informatics provides a commercial information management solution, eB, which ensures the integrity of controlled information by uniquely managing its connectivity to all other relevant information — documents, records, physical assets, people, processes and projects. eB creates an ecosystem for the rapid access of accurate information in context that results in reducing the cost of meeting compliance and improving operational efficiency. Enterprise

Informatics is a Microsoft Gold Partner and leverages Microsoft technology to meet stringent reliability and scalability requirements for highly regulated markets.

Key customers include Entergy, NuStart Energy, Constellation Energy, Continental Express, Ameren UE, City of Dayton, Lloyds Register of Shipping, City of Wilson, City of Lancaster, Northeast Utilities, Colorado Springs Utilities, Network Rail, Aker Kvaerner, City of Las Vegas, City of Winston Salem and Fayetteville Public Works Commission.

Cautionary Statement
Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.

Contact:
Enterprise Informatics Inc.
Alan Kiraly, CEO
John Low, CFO
Tel 858-625-3000